Exhibit 15

July 29, 2008

Rockwell Automation, Inc.

1201 South Second Street

Milwaukee, Wisconsin 53204

We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited condensed consolidated interim financial information of Rockwell Automation, Inc. and subsidiaries for the three-month and nine-month periods ended June 30, 2008 and 2007, and have issued our report dated July 29, 2008, which includes an explanatory paragraph regarding the adoption of Financial Accounting Standards Board Interpretation No. 48, “Accounting for Uncertainty in Income Taxes”. As indicated in such report, because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended June 30, 2008, is incorporated by reference in Registration Statement Nos. 333-17031, 333-17055, 333-17405, 333-89219, 333-93593, 333-38444, 333-101780, 333-113041, 333-125702, 333-149581, 333-150019 and 333-151476 on Form S-8 and Registration Statement Nos. 333-24685, 333-43071 and 333-147658 on Form S-3.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ DELOITTE & TOUCHE LLP

Milwaukee, Wisconsin